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                                                                    EXHIBIT 99.2

AMERICANGREETINGS.COM TO ACQUIRE EGREETINGS NETWORK

Merger Will Establish AmericanGreetings.com as Personal Expressions Leader

CLEVELAND and SAN FRANCISCO, Feb. 5/PRNewswire/-- AmericanGreetings.com, Inc. and Egreetings Network, Inc. (Nasdaq: EGRT) announced today that they have signed a merger agreement in which AmericanGreetings.com will acquire all outstanding shares of Egreetings. The acquisition will establish AmericanGreetings.com as the category leader in electronic greetings, already the second most-popular activity on the web, just following e-mail in Internet activity.

Under the terms of the merger agreement, AmericanGreetings.com will extend an all-cash tender offer for all outstanding common shares of Egreetings for $0.85 per share. Stockholders representing approximately 27% of the outstanding shares of common stock of Egreetings have already agreed to tender their shares and to vote in favor of the merger agreement. Together with the shares owned by affiliates of AmericanGreetings.com, this commits approximately 47% of the outstanding stock in favor of the acquisition.

"The acquisition of Egreetings by AmericanGreetings.com will place AmericanGreetings.com among the top 15 websites, with 20 million unique monthly visitors," said Josef Mandelbaum, Chief Executive Officer of AmericanGreetings.com. "This deal establishes us as the clear leader in our category and broadens demographic appeal to consumers and advertisers alike. Our expanded reach and ability to target customers based on their interests make us even more attractive to a larger pool of advertisers."


"We are pleased with the opportunity to leverage the synergies between our sites," said Andrew Moley, Chief Executive Officer and President of Egreetings. "Combining the two companies' traffic, content and entertainment relationships will result in a stronger and more appealing site for all of our users."


ABOUT AMERICANGREETINGS.COM

American Greetings.com, www.AmericanGreetings.com (AOL Keyword: AG ), is the web's leading personal expression company. Through partnerships with AOL, AIM, ICQ and Yahoo, AmericanGreetings.com reaches 80% of all web users and consistently ranks among the top 20 web sites attracting 12.8 million unique monthly visitors (Nielsen/Netratings, December 2000). In addition to providing the most free greetings on the web at its flagship greetings hub, AmericanGreetings.com provides users with its free eAgents newsletter service. Featuring content from the leading brands on the Internet, eAgents is the personalized daily newspaper the Internet always promised, but never delivered until now. AmericanGreetings.com is a subsidiary of American Greetings Corporation (NYSE: AM), the world's largest publicly held creator, manufacturer and distributor of greeting cards and social expression products.

ABOUT EGREETINGS NETWORK, INC.

Egreetings Network, Inc. (Nasdaq: EGRT) is a rich media services company that operates an online card and entertainment Web site. Its business offerings include a content-leveraged Application Service Provider (ASP) platform and multi-media communications tools for customer acquisition, retention and revenue generation. Egreetings website, www.egreetings.com, offers thousands of online cards for all occasions and sentiments featuring rich graphics, animations and music that can be personalized to make messages memorable and unique. E-greetings is a registered trademark and Egreetings is a trademark of Egreetings Network, Inc.

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The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to: a weak retail environment, Egreetings stockholders may not approve the merger, the closing conditions for the transactions may not be met, the transactions may be delayed or not completed at all, the diversion of management time and the incurrence of transaction-related expenses, the expected synergies of the transactions may not be achieved, the ability of AmericanGreetings.com to attract strategic partners as investors, the viability of online advertising as a revenue generator, and the public's acceptance of online greetings and other social expression products. For risks relating to the business of Egreetings and American Greetings, see their annual reports on Form 10-K for the year ended December 31, 1999 and February 28, 2000, respectively, and any subsequently filed Quarterly Reports on Form 10-Qs.

This release is neither an offer to purchase nor a solicitation of an offer to sell securities of Egreetings. The tender offer will be made solely by an offer to purchase and related letter of transmittal to be disseminated upon the commencement of the tender offer. Stockholders of Egreetings should read the tender offer documents, including the Egreetings solicitation/recommendation statement when they are available because they will contain important information. You may obtain free copies of the tender offer documents, including the Egreetings solicitation/recommendation statement, through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Free copies of each of the tender offer documents filed by AmericanGreetings.com or Egreetings may also be obtained by contacting the individuals listed above.